UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 29, 2007

Commission File Number: 333-140024

TRANSGLOBAL MINING CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada

98-0495938

(State or other jurisdiction of

(I.R.S. Employer I.D. No.)

incorporation or organization)

Unit 114 - 219 Grant St., Saskatoon, Saskatchewan S7N 2A1

(Address of principal executive offices)

306-880-2441

Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 29, 2007 the board of directors of Transglobal Mining Corp. (the “Company”) has elected James McLeod as a director of the Company.  Pursuant to the director agreement between Mr. McLeod and the Company, Mr. McLeod will not receive any set compensation for his services as director but may be compensated from time to time with cash bonuses or options as determined by the board of directors.

Also effective May 29, 2007, Mr. McLeod was appointed Vice President of Exploration of the Company.  Pursuant to the management agreement between Mr. McLeod and the Company, Mr. McLeod will not receive any set compensation for his services as Vice President but may be compensated from time to time with cash bonuses or options as determined by the board of directors.   The term of the management agreement is indefinite and may be terminated by the Company at any time by giving five days notice.

Mr. McLeod graduated from the University of British Columbia with a B.Sc. (Major Geology) in 1969.  He is a member of The Association of Professional Engineers and Geoscientists of British Columbia and a Fellow of The Geological Association of Canada. Mr. McLeod has been an active geologist for over 30 years and has extensive experience in mineral exploration and production, and in the financing and management of public companies.  From 2002 to present, Mr. McLeod has operated an independent geology and geosciences consultancy working across North America in the areas of base, precious metal and industrial mineral exploration and development.  From 2004 to 2007, Mr. McLeod oversaw the Chu Molybdenum Project in the Omineca region of British Columbia and successfully negotiated its sale TTM Resources Inc. of Vancouver, British Columbia.  Mr. McLeod is 62 years old.

There are no family relationships between James McLeod and the other members of the Company’s board of directors.  Mr. McLeod holds no other directorships in public companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 1, 2007

TRANSGLOBAL MINING CORP.

(Registrant)

By:    /s/ Scott Elgood

Scott Elgood, President and Chief Executive Officer